Exhibit 5.4

         [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]


                                                         1 December 2000





Jones Lang LaSalle Finance B.V.
Strawinskylaan 3103
1077 ZX Amsterdam
The Netherlands


Dear Sirs,

JONES LANG LASALLE LIMITED: GUARANTEE OF [EURO]165,000,000 SENIOR NOTES ISSUED BY JONES LANG LASALLE FINANCE B.V. DUE 2007

1.      We have acted as English legal advisers for Jones Lang LaSalle
        Limited (the "Company"), a private company with limited liability incorporated under the laws of England and Wales, in connection with the Exchange Offer by Jones Lang LaSalle Finance B.V. (the "Issuer") of up to [EURO]165,000,000 aggregate principal amount of its new 9% senior notes due 2007 (the "New Notes") for a like amount of its old 9% senior notes (the "Old Notes") due 2007. The Old Notes were, and the New Notes will be, issued under an indenture dated 26 July 2000 (the "Indenture") between, among others, the Issuer, The Bank of New York (as trustee) and the Company as a co-guarantor of the obligations of the Issuer under the Old Notes and the New
        Notes. The Company's guarantee of such obligations of the Issuer under the New Notes is hereinafter referred to as the "Guarantee".

2. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

3. For the purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (the "Documents"):

        a.     the Indenture;

        b. the Registration Statement on Forms F-4 and S-4 (File Nos. 333-48074 and 333-48074-01 through -07) as filed with the Securities and Exchange Commission (the "Commission") on 17 October 2000 and any amendments thereto; and

        c. such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below,

        and have relied upon the statements as to factual matters contained in or made pursuant to each of the Documents.

4. This opinion is limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law in effect as at the date of this opinion.

ASSUMPTIONS

5. For the purpose of rendering this opinion we have with your consent and without further enquiry assumed:

        a.     the legal capacity of all natural persons;

        b. the genuineness of all signatures on, and the authenticity and the completeness of, all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic or facsimile copies and the authenticity of the originals of such latter documents;

        c. that, where a document has been examined by us in draft or specimen form, it will or has been executed in the form of that draft or specimen;

        d. that each of the parties (other than in respect of the laws of England, the Company) to the Indenture had the power, corporate or other, to enter into and perform all of its obligations thereunder;

        e. the due authorisation by all requisite action, corporate or other, and execution and delivery by each of the parties thereto of the Indenture and the validity and binding effect of such authorisation, execution and delivery under all applicable laws (other than, in the case of the Company, the laws of England, as to which we express our opinion in paragraph 6.b. below);

        f. that the Indenture constitutes legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws;

        g. that the terms of the Indenture are and have been observed and performed by the parties thereto;

        h. that there have been no amendments to the Company's Memorandum and Articles of Association in the form certified to us in connection with the giving of this opinion;

        i. that each of the statements contained in a certificate of the Secretary of the Company dated as of the date hereof is true and correct as at the date hereof;

        j. that, in connection with the entry into and performance by the Company and its parent, Jones Lang LaSalle Europe Limited, of the Indenture and the Guarantee (as the case may be), the requirements of the provisions of Part V, Chapter VI of the Companies Act 1985 were and continue to be complied with in all respects in relation to the giving of financial assistance;

        k. no fraud, coercion, undue influence or duress exists or was exerted resulting in the entry into of the Documents and the giving of the Guarantee, such as to render any or all of them void or voidable;

        l. that the execution, delivery and performance of the Indenture and the Guarantee was and continues to be of material benefit to the Company;

        m. that the representations and warranties given by each party contained in the Documents were and continue to be true, correct, accurate and complete;

        n. that the terms of the Documents have been and continue to be observed and performed by the parties thereto; and

        o. that the information revealed by our search of the public microfiche of the Company kept at the Companies Registration Office in London referred to in paragraph 6.a.i. below and our oral enquiry today of the Central Registry of Winding up Petitions referred to in paragraph 6.a.ii. below was accurate in all respects and has not since the time of such search or enquiry been altered.

OPINION

6. On the basis of the assumptions set out above and subject to the qualifications set forth below and any matters not disclosed to us, we are of the opinion that:

        a. the Company has been duly incorporated in Great Britain and registered in England and Wales and:

               i. our search today of the public microfiche of the Company kept at the Companies Registration Office in London revealed no order or resolution for the winding up of the Company and no notice of appointment in respect of the Company of a liquidator, receiver, administrative receiver or administrator;

               ii. the Central Registry of Winding up Petitions has confirmed in response to our oral enquiry made today that no petition for the winding up of the Company has been presented within the period of six months covered by such enquiry;

        b. the Guarantee has been duly authorised by all necessary corporate action on the part of the Company and duly executed and delivered by the Company; and

        c. the performance by the Company of its obligations under the Guarantee pursuant to the terms of the Indenture does not and will not result in any violation by the Company of any term of its Memorandum or Articles of Association or of any law or regulation having the force of law in England and applicable to the Company which, in our experience, would normally be applicable to transactions of the type contemplated by the Indenture.

QUALIFICATIONS

7. The opinions set forth above are also subject to the following qualifications:

        a. the search at the Companies Registration Office referred to in paragraph 6.a.i. is not conclusively capable of revealing whether or not:

               i. a winding up order has been made or a resolution passed for the winding up of a company; or

               ii.    an administration order has been made; or

               iii. a receiver, administrative receiver, administrator or liquidator has been appointed,

               as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented;

        b. the enquiry at the Central Registry of Winding up Petitions referred to in paragraph 6.a.ii. relates only to a compulsory winding up and is not conclusively capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made;

        c. this opinion is subject to all applicable laws relating to bankruptcy, insolvency, administration, liquidation, fraudulent conveyance, reorganisation, moratorium and other laws of general application relating to or affecting the rights of creditors;

        d. a certificate, determination, notification, minute or opinion might be held by the English courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or not to have been reached in good faith or in the event of manifest error despite any provision in any document to the contrary; and

        e. an English court may refuse to give effect to any provision of an agreement which amounts to an indemnity in respect of the costs of unsuccessful litigation brought before an English court or where the court has itself made an order for costs.

8. This opinion is given on the basis that, since the date of certification, execution or issue, there has been no amendment to or termination or replacement of the Documents and on the basis of English law in force at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify the addressee of this opinion of any change in English law after the date of this opinion.

FILING OF OPINION

9. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.



                                            Yours faithfully,


                                            /s/ Skadden, Arps, Slate, Meagher
                                                & Flom LLP